Exhibit 99.1

Press Release	Source: Home Solutions of America, Inc.

Home Solutions Closes $12 Million Florida Acquisition
Monday February 9, 8:15 am ET

Acquisition Expected to be Accretive to 2004 EPS and to Nearly Double Revenues

HOUSTON, Feb. 9 /PRNewswire-FirstCall/ -- Home Solutions of America, Inc. (Amex: HOM - News), a niche provider of specialty residential services, announced today that it has closed the acquisition of Southern Exposure and related companies. Southern Exposure, based in Florida, has over seven years of experience providing specialty installation services, including cabinets and countertops, to homeowners throughout southwest Florida. Last year it generated un-audited results of approximately $12.0 million in revenue and $2.6 million in cash flow. The $10.4 million purchase price includes $2.0 million in cash, $5.9 million in seller notes, and $2.5 million in common stock of Home Solutions. This acquisition is expected to be accretive to 2004 EPS.

"This significant and strategic acquisition will approximately double Home Solutions' revenue and, more importantly, triple its annual cash flow," said Frank Fradella, Chairman and CEO of Home Solutions. "Southern Exposure marks our Company's entry into the Florida marketplace and provides a strong infrastructure from which to grow. With this acquisition, Home Solutions is on a run rate to generate un-audited results of approximately $30.0 million in annual revenue and $4.5 million in cash flow. Dale Mars, Southern Exposure's President, has built an excellent business with an extremely qualified workforce. We are encouraged about the future prospects of this business and look forward to growing our businesses together."

"Home Solutions is ideally positioned to take advantage of the huge growth potential in the southwestern Florida market," said Dale Mars, President of Southern Exposure. "Leading the country in many demographic trends, this marketplace can generate solid additional revenue and cash flow. Partnering with Home Solutions will allow us to significantly expand our business, taking advantage of available opportunities."

Home Solutions is a niche provider of specialty residential services including Restoration Services and Cleaning and Fabric Protection Services. The Company has operations in the California, Texas and Florida markets and is rapidly growing its core business through both an internal and an acquisition strategy. For more information on Home Solutions, please see our website at www.HOMCorp.com.

Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

     HOME SOLUTIONS OF AMERICA, INC
     CONTACT:  Cormac Glynn, CEOcast, Inc.
     PHONE:    212-732-4300

Source: Home Solutions of America, Inc.